Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

PS International Group Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	ordinary shares, par value US$0.0001 per share	Rule 457(c) and Rule 457(h)(1)	3,255,515	(2)	$0.7750	(3)	$2,523,024.13	0.0001476	$372.40
	Total Offering Amounts							$2,523,024.13		$372.40
	Total Fee Offsets									$0
	Net Fee Due									$372.40

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, par value US$0.0001 per share (“Ordinary Shares”) of PS International Group Ltd. (the “Registrant”) that become issuable under the 2024 Share Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents 3,255,515 Ordinary Shares reserved for issuance under the 2024 Plan.

(3)	Estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h)(1) under the Securities Act, and is based on US$0.7750 per Ordinary Share, the average of the high and low prices of the Ordinary Shares as quoted on the Nasdaq Capital Market on August 8, 2024.